EX 23
Form 11-K for 2010
File No. l-8610

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-173078) pertaining to the AT&T Savings and Security Plan of our report dated  June 17, 2011, with respect to the financial statements and schedule of the AT&T Savings and Security Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Dallas, Texas
June 17, 2011